UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To Form SB-2 filed on

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

 SULPHCO, INC.
(Exact name of Registrant as specified in its charter)

Nevada	87-0365673
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

850 Spice Islands Drive, Sparks, Nevada 89431
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Larry Ryan
850 Spice Islands Drive
Sparks, NV 89431
(775) 829-1310
(Name, Address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Robert S. Matlin, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, NY 10022
212-536-4066

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Explanatory Note

SulphCo, Inc. has prepared this registration statement in accordance with the requirements of Form S-3 under the Securities Act of 1933, as amended, to amend its Registration Statement on Form SB-2 (Registration No. 333-117061), filed on July 1, 2004, as amended, which was declared effective by the Securities and Exchange Commission on June 27, 2005.

3

PROSPECTUS

SULPHCO, INC.

18,654,100 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 18,654,100 common shares by the selling security holders listed on page 17 of this prospectus.

The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus in accordance with one or more of the methods described in the plan of distribution, which begins on page 19 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

Our common stock is listed on the American Stock Exchange under the symbol "SUF." On April 5, 2007, the last reported sale price of our common stock on the American Stock Exchange was $3.95 per share.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

April __, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights important information included in or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus.

References to "we," "us," "our company" and "SulphCo" refer to SulphCo, Inc

Our Business

We are engaged in the business of developing and commercializing our patented and proprietary technology for the “upgrading” of crude oil by reducing its relative density, its viscosity and its sulfur and nitrogen content. Our patented and proprietary process, which we refer to as Sonocracking™, is based upon the novel use of high power ultrasonics - the application of high energy, high frequency sound waves - which alters the molecular structure of the crude oil. This decreases the relative density and viscosity of crude oil and correspondingly increases the amount of lighter oils that can be recovered during the refinery processes. Other beneficial changes to the crude oil as a result of the Sonocracking technology include a reduction in the weight percentage of sulfur as well as a reduction in the parts per million of nitrogen.

The markets for our Sonocracking™ technology and our Sonocracker™ units are crude oil producers and refiners. The economic value of crude oil is driven largely by both the relative density of the crude and sulfur content. Because our technology is expected to decrease the relative density of crude oil and at the same time reduce the sulfur content in a cost-effective way, the successful commercialization of our technology can be expected to produce economic benefits to future customers in these markets.

We have been developing our Sonocracking technologies on an ongoing basis since 1999. Testing has been done through in-house facilities and through third parties. Beginning in mid-2002 our development activities centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators.

During 2005 we completed construction of a 5,000 bbl/day Sonocracking unit and a 15,000 bbl/day Sonocracking unit at our facilities in Sparks, Nevada, which culminated months of testing the internal components of the unit at our facility These units are designed to be modular in order to facilitate both scalability and maintenance. The 15,000 bbl/day unit incorporates three reactor probe assemblies and associated equipment as used in the 5,000 bbl/day unit. Both the 5,000 and 15,000 bbl/day units are prototypes used for demonstration to customers who may request customized alterations to fit their processing needs. These systems are automated using programmable logic controllers and come equipped with touch screen interfaces.

We also recently completed the design of a Sonocracking unit intended to process 30,000 bbl/day. This unit is based upon the design of the 5,000 and 15,000 bbl/day prototypes, whereby a 15,000 bbl/day unit consists of three 5,000 bbl/day units, and a 30,000 bbl/day unit consists of six 5,000 bbl/day units. In December 2005 we entered into an agreement with NTG GmbH (NTG) of Gelnhausen, Germany to manufacture seven 30,000 bbl/day fully automated, stainless steel Sonocracking units pursuant to SulphCo’s design and specifications.  Six of these units were installed in our facility in Fujairah, United Arab Emirates (“Fujairah”). The 30,000 bbl/day unit is expected to be used as a model when fulfilling future orders.

We are a development stage company. From our inception through the date of this prospectus, we have not generated any material revenues and have not made a profit. We have an accumulated deficit of approximately $72.9 million from our inception through March 31, 2007. For our fiscal year ended December 31, 2006, we recorded a net loss of approximately $70.8 million. We are unable to predict when we will be able to generate revenues from commercial activities on a sustained basis or the amounts expected from such activities. Our ability to generate revenues and profits in the future is dependent upon the successful commercialization of our Sonocracking™ technology. We cannot assure you when or if our Sonocracking™ technology will be successfully commercialized or when or if we will be able to generate material revenues on a sustained basis or achieve or maintain profitability even if we succeed in commercializing our technology.

Our Company

We were incorporated in the State of Nevada in 1986. Our predecessor, GRD, Inc., commenced its current line of business in 1999. Our executive offices are located at 850 Spice Islands Drive, Sparks, NV 89431. Our telephone number is (775) 829-1310. Our corporate website is www.sulphco.com. Information contained in our website is not part of this prospectus.

The Shares Offered in this Prospectus

Common stock offered
Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units of securities which have been issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

•  2,978,342 shares of common stock;
•  warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
•  additional investment rights entitling the investor to purchase 6,135,357 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

•  2,030,960 shares of common stock;
•  warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
•  additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

Use of Proceeds
All of the shares of common stock being offered under this prospectus are being offered and sold by the selling security holders. Accordingly, although we may receive proceeds from time to time from the exercise of warrants by the selling security holders, we will not receive any proceeds from the resale of the shares by the selling security holders.

Transfer Agent and Registrar	Integrity Stock Transfer

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We are a development stage company with a limited operating history, which makes it more difficult to predict whether we will be able to successfully commercialize our technology and implement our business plan.

We are a development stage company with a limited operating history, and our principal technologies and products are not yet commercially proven. Accordingly, there is a limited operating history upon which to base an assumption that we will be able to successfully implement our business plan.

Our technologies are not fully developed, are commercially untested, and therefore the successful development and commercialization of our technologies remain subject to significant uncertainty.

Our activities to date have involved the research and development of our crude oil desulfurization and upgrading technologies and the construction of a test facility. We have not yet generated any material revenues since commencing these activities in January 1999. Commercial application of our technologies will require further investment, development and testing. We may be unable to complete development and commercialization of our technologies on a timely basis, or at all.

Development and commercialization of a new technology, such as our Sonocracking™ process, is inherently subject to significant risks. Accordingly, we cannot assure you that our technology will perform in a commercial scale setting as indicated in initial laboratory or small scale testing or that we will be able to successfully develop and commercialize our technology. Introducing and enhancing a new technology involves numerous technical challenges, substantial financial and personnel resources, and often takes many months or years to complete. We cannot be certain that we will be successful at commercializing our technology on a timely basis, or in accordance with milestones, if at all. In addition, we cannot be certain that, once our processing unit is made operational in a commercial setting, the unit will perform as expected. Our technology is complex and, despite further vigorous testing and quality control procedures, may contain undetected errors. Any inability to timely deliver a commercially viable unit could have a negative effect on our business, revenues, financial condition and results of operations.

We have a history of operating losses and have not generated material revenues to date, and we are unable to predict when or if we will generate material revenues on a sustained basis or achieve profitability.

We have not generated any material revenues, and we have experienced significant operating losses in each period since we commenced our current line of business in January 1999. As of December 31, 2006, we had an accumulated deficit of approximately $70.8 milion, including approximately $10.1 million of stock-based compensation expense. These losses are principally associated with the research and development of our Sonocracking™ units for desulfurization and upgrading crude oil and other petroleum products, research and development of ultrasound technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization and sales and marketing activities related to the commercialization of our technology. We cannot predict when or to what extent our technology or resulting products will begin to produce revenues on a sustained basis, or whether we will ever reach profitability. If we are unable to achieve significant levels of revenue on a sustained basis, our losses will continue. If this occurs, we may be compelled to significantly curtail our business activities or suspend or cease our operations.

We may not have sufficient working capital in the future, and we may be unable to obtain additional capital, which could result in the curtailment, suspension or cessation of our business activity. If we obtain additional financing, you may suffer significant dilution.

In the past we have financed our activities primarily through debt and equity financings from our principal shareholder, Rudolf W. Gunnerman, and equity financings from third parties. Our existing capital resources will not be sufficient to fund our cash requirements for the next 12 months based upon current levels of expenditures and anticipated needs. We expect that additional working capital will be required in the future. There is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to implement our business plan and raise additional funds.

The extent and timing of our future capital requirements will depend upon several factors, including:

•	Completion of the test facility in Fujairah;

•	Continued progress toward commercialization of our technologies;

•	Rate of progress and timing of product commercialization activities and arrangements, including the implementation of our venture with Fujairah Oil Technology; and

•	Our ability to establish and maintain collaborative arrangements with others for product development, commercialization, marketing, sales and manufacturing.

Accordingly, our capital requirements may vary materially from those currently planned, and we may require additional financing sooner than anticipated.

Sources of additional capital, other than from future revenues (for which we presently have no commitments) include proceeds from the exercise of warrants issued to the investors in the June 2004 and March 2006 placements, funding through collaborative arrangements, licensing arrangements and debt and equity financings. We do not know whether additional financing will be available on commercially acceptable terms when needed. If we cannot raise funds on acceptable terms, we may not be able to successfully commercialize our technology, or respond to unanticipated requirements. If we are unable to secure such additional financing, we may have to curtail, suspend or cease all or a portion of our business activities. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentages, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Commercial activities by us in foreign countries could subject us to political and economic risks which could impair future potential sources of revenue or impose significant costs.

We are currently engaged in activities outside the U.S., including the United Arab Emirates and South Korea, and we expect to continue to do so in the future, either directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies. The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country. These risks may include, with respect to a particular foreign country:

•	Government activities that may result in the curtailment of contract rights;
•	Government activities that may restrict payments or limit the movement of funds outside the country;
•	Confiscation or nationalization of assets;
•	Confiscatory or other adverse foreign taxation regulations;
•	Acts of terrorism or other armed conflicts and civil unrest;
•	Currency fluctuations, devaluations and conversion restrictions; and
•	Trade restrictions or embargoes imposed by the U.S. or a foreign country.

Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America.

We may have difficulty managing our growth.

We expect to experience significant growth if we are successful in our efforts to rollout our Sonocracking units in Fujairah, United Arab Emirates. This growth exposes us to increased competition, greater operating, marketing and support costs and other risks associated with entry into new markets and the development of new products, and could place a strain on our operational, human and financial resources. To manage growth effectively, we must:

•	attract and retain qualified personnel;
•	upgrade and expand our infrastructure so that it matches our level of activity;
•	manage expansion into additional geographic areas; and
•	improve and refine our operating and financial systems and managerial controls and procedures.

If we do not effectively manage our growth, we will not be successful in executing our business plan, which could materially adversely affect our business, results of operations and financial condition.

Our strategy for the development and commercialization of our technologies contemplates collaborations with third parties, making us dependent on them for our success.

We do not possess all of the capabilities to fully commercialize our desulfurization and upgrading technologies on our own. Our success may depend upon partnerships and strategic alliances with third parties, such as our joint venture with Fujairah Oil Technology. Collaborative agreements involving the development or commercialization of technology such as ours generally pose such risks as:

•	Collaborators may not pursue further development or commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

•
Collaborators may delay development activities, underfund development activities, stop or abandon development activities, repeat or conduct new testing or require changes to our technologies for testing;

•	Collaborators could independently develop, or develop with third parties, products that could compete with our future products;

•	The terms of our agreements with collaborators may not be favorable to us;

•	A collaborator may not commit enough resources, thereby delaying commercialization or limiting potential revenues from the commercialization of a product;

•
Collaborations may be terminated by the collaborator for any number of reasons, including failure of the technologies or products to perform in line with the collaborator’s objectives or expectations, and such termination could subject us to increased capital requirements if we elected to pursue further activities.

We have very limited manufacturing, marketing and sales experience, which could result in delays to the implementation of our business plan.

We have very limited manufacturing, marketing and product sales experience. We cannot assure you that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis. If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

We rely on third parties to provide certain components for our products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

We currently depend on relationships with third parties such as contract manufacturing companies and suppliers of components critical for the product we are developing in our business. If these providers do not produce these products on a timely basis, if the products do not meet our specifications and quality control standards, or if the products are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel. The loss of key personnel or the inability to retain new personnel could delay the implementation of our business plan.

Our continued growth and success depend to a significant degree on the continued services of our senior management and other key employees, and our ability to attract and retain highly skilled and experienced scientific, technical, managerial, sales and marketing personnel. We cannot assure you that we will be successful in recruiting new personnel or in retaining existing personnel. None of our senior management or key personnel has long term employment agreements with us. We do not maintain key person insurance on any members of our management team or other personnel. The loss of one or more key employees or our inability to attract additional qualified employees could delay the implementation of our business plan, which in turn could have a material adverse effect on our business, results of operations and financial condition In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

Because the market for products utilizing our technologies is still developing and is highly competitive, we may not be able to compete successfully in the highly competitive and evolving desulfurization and upgrading market.

The market for products utilizing our technologies is still developing and there can be no assurance that our products will ever achieve market acceptance Because we presently have no customers for our business, w must convince petroleum producers, refiners and distributors to utilize our products or license our technology. To the extent we do not achieve market penetration, it will be difficult for us to generate meaningful revenue or to achieve profitability.

The success of our business is highly dependent on our patents and other proprietary intellectual property, and we cannot assure you that we will be able to protect and enforce our patents and other intellectual property.

Our commercial success will depend to a large degree on our ability to protect and maintain our proprietary technology and know-how and to obtain and enforce patents on our technology. We rely primarily on a combination of patent, copyright, trademark and trade secrets law to protect our intellectual property. Although we have filed multiple patent applications for our technology, and we have five issued patents in the U.S., our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Also, we cannot assure you that the right granted under any such patents will provide the competitive advantages we anticipate or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. Moreover, we cannot assure you that third parties will not infringe, design around, or improve upon our proprietary technology.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our employees and third parties. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

We are a new entrant in our business and we face significant competition.

We are a new entrant in the market for development and sale of upgrading and sulfur reduction technology to the oil industry. We face well-established and well-funded competition from a number of sources. Our competitors in this area include manufacturers of conventional refinery desulfurization equipment and major integrated oil companies and oil refineries. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do.

Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing competing technologies or products which would render our technologies or products obsolete or non-competitive.

Regulatory developments could have adverse consequences for our business.

The regulatory environment that pertains to our business is complex, uncertain and changing rapidly. Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our Sonocracking™ technology for desulfurization, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to launch and promote our proprietary technologies, which could in turn negatively impact our business.

Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, including laws and regulations which may apply to the use and operation of our Sonocracker™ units, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

To date, environmental regulation has not had a material adverse effect on our business, which is presently in the development stage. However, future activities may subject us to increased risk when we commercialize our units by reason of the installation and operation of these units at customer sites. We intend to address these risks by imposing contractual responsibility whenever practicable, on third party users for maintaining necessary permits and complying with applicable environmental laws governing or related to the operation of our units. However, these measures may not fully protect us against environmental risks. Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws. We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future. However, future liabilities and costs could be material.

We may be sued for product liability, which could result in liabilities which exceed our available assets.

We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or use. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could inhibit the commercialization of products developed by us. If we are sued for any injury caused by our products, our liability could exceed our available assets.

We are defendants in several lawsuits, in which an adverse judgment against us could result in liabilities which exceed our available assets.

Details of the current status of the outstanding litigation involving the Company are available on the Annual Report on Form 10-K filed with the SEC on April 12, 2007. An adverse judgment against us in any of these cases could result in material harm to our business or result in liabilities that exceed our available assets.

Our stock price is volatile, which increases the risk of an investment in our common stock.

The trading price for our common stock has been volatile, ranging from a sales price of $0.21 in October 2003, to a sales price of over $19.00 per share in January of 2006. The price has changed dramatically over short periods with decreases of more than 50% and increases of more than 100% percent in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

Sales of our common stock by the selling security holders, or market expectations of these sales, may have an adverse impact on the market price of our common stock.

This prospectus relates to the resale of up to 18,654,100 shares of common stock by the selling security holders identified in this prospectus. Prior to the date of this prospectus these shares were not freely tradable under federal and state securities laws. Large sales volumes by selling security holders or market expectations of such sales could adversely affect the market price of our common stock.

The potential exercise of outstanding warrants could adversely affect the market price of our common stock, dilute the holdings of existing stockholders and impede our ability to obtain additional equity financing.

As of April 6, 2007, we had outstanding 6,131,980 warrants to purchase our common stock, including:

•	15,556 warrants exercisable at $1.125 per share issued as part of the June 2004 private placements;

•	9,856 warrants exercisable at $1.5625 per share issued as part of the June 2004 private placements;

•	2,000,000 warrants exercisable at $6.805 per share issued as part of the March 2006 private placements;

•	50,000 warrants exercisable at $1.93 per share;

•	50,000 warrants exercisable at $3.85 per share;

•	52,500 warrants exercisable at $6.00 per share;

•	2,000 warrants exercisable at $7.00 per share; and

•
3,952,068 warrants exercisable at $2.68 per share issued in conjunction with the exercise of the two June 2004 private placements and the March 2006 private placements under Amendment No. 1 to the Securities Purchase Agreements and Warrants, dated as of March 12, 2007.

If those warrant holders (some of whom are identified as selling security holders in this prospectus) exercise these warrants, we will be obligated to issue additional shares of common stock at the stated exercise price. As of April 5, 2007, the closing price of our common stock was $3.95 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. Future sales of shares issuable on the exercise of outstanding warrants and options at fixed prices below prevailing market prices, or expectations of such sales, could adversely affect the prevailing market price of our common stock, particularly since such warrants or options may be exercised at a fixed price and resold. Further, the holders of the outstanding warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

The availability of shares owned by selling securities holders at a fixed price could have an adverse effect on the market price of our common stock.

This prospectus permits the selling security holders to resell their shares through a number of methods, including sales of shares at a fixed price. The availability of shares at a fixed price could prevent the market price of our common stock from rising above this fixed price.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not presently intend to pay dividends on our common stock until we are able to generate revenues and profits on a sustained basis and available cash exceeds our working capital requirements. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

Our board of directors has the ability to issue additional shares of our common stock without obtaining the approval of our stockholders, which issuances may result in further dilution to our stockholders.

Our corporate charter currently authorizes our board of directors to issue up to 100,000,000 shares of common stock, of which 76,355,478 shares were outstanding as of March 21, 2007. The power of the board of directors to issue shares of common stock or warrants to purchase shares of common stock is not subject to stockholder approval under Nevada state law, the state of our corporate organization. Any additional issuance of our common stock may have the effect of further diluting the equity interest of our stockholders.

Because our board of directors has the ability to issue shares of preferred stock without obtaining the approval of our stockholders, we could issue preferred stock with rights that are superior to our common stock or which would have the effect of delaying or preventing a change in control of our company.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are issued or outstanding, and to determine the price, and the rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Rights, preferences and privileges applicable to future preferred stock issuances could include dividend, liquidation and voting rights which are greater than rights afforded our common stockholders. Because the holders of preferred stock may be entitled to vote on some matters as a class, issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of our company.

Our former Chairman and CEO may attempt to control corporate decisions, and his interests may differ from the interests of other stockholders.

As of the date of this prospectus Rudolf W. Gunnerman beneficially owned 38.4% of our issued and outstanding common stock. Following this offering, assuming all of the securities covered by this prospectus are issued, Rudolf W. Gunnerman, our former chairman and CEO, will beneficially own or control more than 33% of our issued and outstanding common stock. Accordingly, Dr. Gunnerman may effectively be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. Dr. Gunnerman’s interests may differ from the interests of other stockholders and, therefore, result in corporate decisions that may be disadvantageous to other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

There may be adverse consequences to our shareholders and our business if our common stock ceases to be quoted on the American Stock Exchange or a principal stock exchange.

To continue to be listed on the American Stock Exchange, we must maintain certain requirements. If we fail to satisfy one or more of the requirements, our common stock may be delisted. If our common stock is delisted, and does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the Nasd, Inc. OTC Bulletin Board or the "pink sheets." If this occurs, it may be more difficult for you to sell our common stock.

Because our common stock may be subject to rules governing low priced securities, market liquidity for our common stock could be adversely impacted.

If our common stock trades below $5.00 per share and is not listed on the American Stock Exchange or a national or regional securities exchange our common stock is subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. These rules also require that the broker determine, based upon information obtained from the investor, that transactions in penny stocks are suitable for the investor, and require the broker to obtain the written consent of the investor prior to effecting the penny stock transaction. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. So long as our common stock is characterized as a penny stock, the market liquidity for these shares could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell these securities and, in turn, the ability of stockholders to sell their shares in the secondary market.

As of December 31, 2006, we concluded that our disclosure controls and procedures regarding information required to be included in the SEC reports were not effective due to material weaknesses, and we might find other material weaknesses in the future which may adversely affect our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As of the year ended December 31, 2006, we detected material weaknesses in our disclosure controls and procedures regarding information required to be included in SEC reports. As a result of these weaknesses management has concluded that as of the year ended December 31, 2006, our disclosure controls and procedures were not effective. There were deficiencies in the communications between previous management to the Board of Directors and the Audit Committee. The Company also lacked personnel with sufficient financial expertise to make appropriate judgments resulting in appropriate accounting and financial reporting The Company has attempted to address these issues as part of the transitions to new management. The Company has hired a new CEO and a new President and intends to hire additional personnel with the financial expertise it currently lacks. Our CFO resigned, effective March 23, 2007, and we are actively seeking a replacement. In the interim, Michael Abend, our Controller, is the acting CFO.

Our management and our independent registered public accounting firm identified deficiencies in disclosure controls and procedures, including the following:

•	We did not have adequate controls over the accounting, review and processing of transactions involving research and development, fixed assets and patent maintenance;

•	We did not have adequate transaction controls over the accounting, review and processing of liability recognition at the end of accounting periods; and

•	We did not have adequate controls over the accounting, review and processing of transactions involving issuances of stock and options or cash commitments.

In order to correct these material weaknesses and improve the effectiveness of our disclosure controls and procedures, management of the Company, in consultation with the Audit Committee, reviewed policies and procedures in place with a view towards supplementing existing procedures and adopting new procedures.

We have gone through significant personnel changes in senior management which may cause delays in product development.

On December 18, 2006, Peter W. Gunnerman notified the Company that he was resigning as President and Interim Chief Operating Officer, effective December 31, 2006. On January 12, 2007, the Board of Directors removed Dr. Rudolf W. Gunnerman from the office of Chairman of the Board and as Chief Executive Officer of the Company, effective immediately. On that same day, Dr. Larry Ryan was appointed the new Chief Executive Officer. On March 9, 2007, Brian Savino was appointed President of the Company. Effective March 23, 2007, Loren Kalmen resigned as Chief Financial Officer, and was replaced, on an interim basis, by our Controller, Michael Abend. Although the Company believes that the changes are positive steps in the right direction, such significant changes could result in disruptions of operations and delays in product development and delivery.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;
•	development, commercialization and marketing of our products;
•	our intellectual property;
•	our estimates of future revenue and profitability;
•	our estimates or expectations of continued losses;
•	our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;
•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;
•	our estimates regarding our capital requirements and our needs for additional financing;
•	attracting and retaining customers and employees;
•	sources of revenue and anticipated revenue; and
•	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We have received gross proceeds of $2,539,689 from the exercise of warrants by the certain selling security holders named in this prospectus on March 12, 2007. Those exercising their warrants received additional warrants with an exercise price of $2.68 on a one for one basis. Payment of the exercise price was made in cash.

Proceeds from the exercise of warrants will be used for working capital and general corporate purposes. We will retain broad discretion as to the use of proceeds from the exercise of warrants.

However, we will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds from the sale of shares by the selling security holders be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. All of these shares were part of units which were issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

•	5,009,302 shares of common stock;
•	Warrants exercisable at $1.125 per share for 3,221,069 shares of common stock;
•	Warrants exercisable at $1.5625 per share for 2,196,483 shares of common stock;
•	Investment rights entitling the investor to purchase 6,135,357 shares of common stock at $0.90 per share; and
•	Investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share.

The June 2004 Private Placements

The June 3, 2004 Placement. Pursuant to a securities purchase agreement effective June 3, 2004, between our company and accredited investors, we agreed to issue and sell approximately 298 million units, at $0.90 per unit. Each unit in the June 3 placement has a purchase price of $0.90 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.98 million units to these purchasers on June 3, 2004, and we received aggregate gross cash proceeds of $1.34 million. Under the terms of the June 3 placement the investors had the right to purchase up to the remaining unpurchased 1.49 million units at any time prior to October 31, 2004, and we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.49 million of units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. All of these rights for the purchase of an additional 1.49 million of units were exercised by the investors, resulting in additional cash proceeds to us of approximately $1.00 million, net of selling expenses of approximately $338,000.

June 15, 2004 Placement. Pursuant to a securities purchase agreement effective June 15, 2004, between our company and accredited investors, we agreed to issue and sell approximately 203 million units, at $1.25 per unit. Each unit in the June 15 placement has a purchase price of $1.25 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.03 million of units to these purchasers on June 15, 2004, and we received aggregate gross cash proceeds of approximately $1.00 million in the first case and $1.24 million in the second case, net of total selling expenses of approximately $300,000. Under the terms of the June 15 placement the investors had the right to purchase up to the remaining unpurchased 1.02 million units at any time prior to October 31, 2004, and until October 31, 2004 we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.02 million units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. All of these rights for the purchase of an additional 1.02 million of units were exercised by the investors.

The additional investment rights we issued in connection with the June 3 and June 15 placements were exercisable at any time from the date of their issuance until March 15, 2006, and all of the additional investment rights have been exercised by the holders.

The warrants we issued or which may be issued in connection with the June 3 and June 15 placements upon exercise of the additional investment rights are exercisable for a period of 30 months commencing on their date of issuance. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the exercise price of the warrants is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than the then current exercise price. Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form S-3 filed by us with Securities and Exchange Commission under the Securities Act of 1933 covering the resale of such shares of our common stock from time to time by the selling security holders.

The sale and issuance of the units, common stock, warrants, additional investment rights and related securities are deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, and have been made without general solicitation or advertising.

Except as indicated in the notes to the table appearing below, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock which are beneficially owned by the selling security holders named below based on information received by us from the selling security holders on or before April 1, 2007, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days are included in the table. Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders exercise all of their rights and warrants, and sell all of such shares. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of the common stock shown as beneficially owned by them since the date information was provided to us by the selling security holders, in transactions exempt from the registration requirements of the Securities Act of 1933 or pursuant to the prospectus. Some of the selling security holders may also hold additional shares that have previously been registered under the Securities Act of 1933.

	Number of Shares Owned Prior to the Offering **		Percent Beneficially Owned	Number of Shares Being Offered	Number of Shares Owned After the Offering

The Merav Abbe Irrevocable Trust	381,174	(1)	*	190,587	190,587
Nancy Abbe Trust	190,590	(2)	*	95,295	95,295
Abbe Berman Foundation	166,180	(3)	*	166,180	—
Colman Abbe	95,286	(35)	*	47,648	47,648
Cranshire Capital, L.P. (4)	404,500	(5)	*	183,100	221,400
Romana Ltd. (6)	664,720	(30)	*	664,720	__
Smithfield Fiduciary LLC (7)	1,329,440	(8)	1.7%	1,329,440	—
BL Cubed LLC (9)	664,720	(30)	*	664,720	—
Cleveland Overseas Limited (10)	2,991,240	(11)	3.9%	2,991,240	—
Scot J. Cohen	1,365,280	(36)	1.8%	682,640	682,640
Hardip K. Sethi	132,944	(12)	*	132,944	—
Omicron Master Trust (13)	332,361	(14)	*	332,361	—
Bruce T. Bernstein	152,940	(15)	*	71,470	81,470
Morris Wolfson	635,500	(16)	*	75,500	560,000
Aaron Wolfson	1,037,313	(31)	1.4%	435,613	601,700
Philip W. Mirabelli	110,392	(17)	*	110,392	—
Iroquois Capital LP(18)	1,329,440	(8)	1.7%	1,329,440	—
Vertical Ventures, LLC (18)	1,565,457	(19)	2.0%	1,565,457	—
Ellis International Limited Inc.(20)	1,542,294	(21)	2.0%	697,974	844,320
Martin D. Goldman	332,361	(32)	*	332,361	—
Ari S. Goldman	199,415	(22)	*	199,415	—
Jeff Knightly	166,180	(3)	*	166,180	—
Samuel S. Guzik	273,750	(23)	*	273,750	—
Michael Gantcher	63,000	(33)	*	31,000	32,000
John Kaufman	106,000	(29)	*	61,000	45,000
Jonathan Manela	24,400	(25)	*	24,400	—
Ryan Estis	61,000	(34)	*	61,000	—
Joshua Silverman (18)	42,000	(24)	*	21,000	21,000

Barney Silverman	61,000	(24)	*	61,000	—
Michael Chill	24,400	(25)	*	24,400	—
Olympus Securities, LLC (26)	298,064	(27)	*	298,064	—
Vantage Investment Group, Inc.	99,356	(28)	*	99,356	—

TOTAL***	16,842,697		22.05%**	13,419,647	3,423,060
_______________

*	Less than 1%.

**
Under the terms of the additional investment rights and warrants beneficially owned by these selling security holders and their affiliates, beneficial ownership of our common stock is limited to 4.99%, as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, unless and until the holder of these securities provides not less than 61 days prior written notice waiving these limitations. Accordingly, although we have reflected these shares as being beneficially owned by these selling security holders, actual ownership is limited to 4.99% unless waived by the holder upon 61 days notice as described above.

***
Reflects beneficial ownership as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, which in some instances results in the same shares reflected as being owned by more than one selling security holder. Accordingly, the total number of shares shown in this column as being owned prior to the offering is greater than the sum of the “Number of Shares Being Offered” and “Number of Shares Owned After the Offering.”

(1)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 190,587 shares of our common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(2)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 95,295 shares of our common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(3)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 45,378 shares of our common stock, 15,882 shares of our common stock issuable upon exercise of common stock purchase warrants, 73,156 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 31,764 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(4)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements and 46,400 shares of common stock purchased in the open market. Additional warrants to purchase 175,000 shares of our common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(6)	L. Halpern, director of Romana Ltd., has voting control and investment discretion over securities held by Romana Ltd. Mr. Halpern disclaims beneficial ownership of the shares held by Romana Ltd.
(7)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. Smithfield Fiduciary LLC is an indirect wholly-owned subsidiary of Highbridge Capital Corp., a licensed broker-dealer.

(8)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 363,022 shares of our common stock, 127,058 shares of our common stock issuable upon exercise of common stock purchase warrants, 585,244 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 254,116 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(9)
Mel C. Litshitz, a member of BL Cubed LLC, has voting control and investment discretion over securities held by BL Cubed LLC. Mr. Litshitz disclaims beneficial ownership of the shares held by BL Cubed LLC.

(10)
Gerald Vogt has voting control and investment discretion over securities held by Cleveland Overseas Limited. Gerald Vogt disclaims beneficial ownership of the shares held by Cleveland Overseas Limited.

(11)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 816,800 shares of our common stock, 285,880 shares of our common stock issuable upon exercise of common stock purchase warrants, 1,316,800 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 571,760 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(12)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 36,302 shares of our common stock, 12,706 shares of our common stock issuable upon exercise of common stock purchase warrants, 58,524 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 25,412 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(13)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Accordingly, the number of shares shown as being beneficially owned by Mr. Bernstein includes, in addition to the 332,361 shares owned by Mr. Bernstein, the 332,361 shares shown as being owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(14)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,765 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,311 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(15)
Consists of 71,470 shares of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 71,470 shares of common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(16)
Consists of 75,500 shares of our common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements, 135,000 shares of common stock owned by Mr. M. Wolfson, 300,000 shares of common stock owned by South Ferry #2 LP (Mr. M. Wolfson is the portfolio manager of this entity, but disclaims beneficial ownership of the shares held by the entity). Additional warrants to purchase 25,000 shares of our common stock were issued to Mr. M. Wolfson and warrants to purchase 100,000 shares of common stock were issued to South Ferry #2 LP on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(17)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 32,551 shares of our common stock, 11,393 shares of our common stock issuable upon exercise of common stock purchase warrants, 43,662 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 22,786 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(18)
Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP and Vertical Ventures, LLC. Accordingly, the number of shares shown as being beneficially owned by Mr. Silverman includes, in addition to the 61,000 shares owned by Mr. Silverman, the 1,329,440 and 1,565,457 shares shown as being owned by Iroquois Capital LP and Vertical Ventures, LLC, respectively. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP and Vertical Ventures, LLC.

(19)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 429,476 shares of our common stock, 150,316 shares of our common stock issuable upon exercise of common stock purchase warrants, 685,032 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 300,633 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(20)
Wilhelm Unger has voting control and investment discretion over securities held by Ellis International Limited Inc . Mr. Unger disclaims beneficial ownership of the shares held by Ellis International Limited Inc .

(21)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements and 261,300 shares of common stock acquired by the exercise of warrants under the March 2006 warrants. Additional warrants to purchase 583,020 shares of our common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(22)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 54,453 shares of our common stock, 19,059 shares of our common stock issuable upon exercise of common stock purchase warrants, 87,786 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 38,117 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(23)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 75,000 shares of our common stock, 26,250 shares of our common stock issuable upon exercise of common stock purchase warrants, 120,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 52,500 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock. Mr. Guzik is a principal in the law firm of Guzik & Associates, which firm had acted as legal counsel from 2003 to January 2007.

(24)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 21,000 shares of our common stock were issued on March 12, 2007, in conjunction with the exercise of the 2004 warrants.

(25)
Consists of common stock relating to units acquired in the June 15, 2004 placement: 8,000 shares of our common stock, 2,800 shares of our common stock issuable upon exercise of common stock purchase warrants, 8,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 5,600 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(26)	Jim Carazza has voting control and investment discretion over securities held by Olympus Securities, LLC. Mr. Carazza disclaims beneficial ownership of the shares held by Olympus Securities, LLC.
(27)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 39,447 shares of our common stock issuable upon exercise of common stock purchase warrants, 179,721 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 78,896 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(28)
Consists of common stock relating to units acquired in the first closings of the June 3, 2004 and June 15, 2004 placements: 13,150 shares of our common stock issuable upon exercise of common stock purchase warrants, 59,907 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 26,299 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(29)	Includes 45,000 shares of common stock owned by InteSec Group LLC, of which Mr. Kaufman is a managing member.
(30)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(31)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements, 251,700 shares of common stock owned by Mr. A. Wolfson, 200,000 shares of common stock owned by South Ferry #2 LP (Mr. A. Wolfson is the general partner of this entity, but has delegated all voting and dispositive authority to Morris Wolfson, as portfolio manager, and Mr. A. Wolfson disclaims beneficial ownership over the shares held by this entity), warrants to acquire 50,000 shares of common stock (owned by Mr. A. Wolfson) and warrants to acquire 100,000 shares of common stock (owned by South Ferry #2 LP)—both warrants issued in conjunction with the exercise of the 2004 warrants.

(32)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,764 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,312 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(33)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 21,000 shares of common stock were issued in conjunction with the exercise of the 2004 warrants.

(34)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 20,000 shares of our common stock, 7,000 shares of our common stock issuable upon exercise of common stock purchase warrants, 20,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 14,000 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(35)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 47,648 shares of common stock were issued in conjunction with the exercise of the 2004 warrants.

(36)
Consists of common stock acquired by the exercise of warrants under the June 3, 2004 and June 15, 2004 placements. Additional warrants to purchase 47,648 shares of common stock were issued in conjunction with the exercise of the 2004 warrants.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. Selling security holders who are broker-dealers or affiliates of broker-dealers have advised us that the shares acquired by them which may be resold by them under this prospectus have been or will be acquired in the ordinary course of their business. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to this prospectus naming the broker-dealer as an underwriter, and sales will not be made until such amendment has been declared effective by the SEC. If we are notified by any selling security holder who is a broker-dealer or an affiliate of a broker-dealer that the shares which may be resold by them under this prospectus have been acquired other than in the ordinary course of business, we will file a post-effective amendment to this prospectus naming the broker-dealer or affiliate, as the case may be, as an underwriter, If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

We have informed the selling security holders that during such time as they may be engaged in a distribution of any of the shares covered by this prospectus they are required to comply with the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.

We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

We have further advised the selling security holders and distribution participants that they are required to consult with their own legal counsel to ensure compliance with Regulation M. With respect to compliance by SulphCo with Regulation M, we have conferred with our securities counsel and will continue to confer with counsel to ensure compliance with Regulation M.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements as of December 31, 2005 and December 31, 2006, incorporated by reference in this prospectus, have been so included in reliance on the report of Marc Lumer & Company, independent certified public accountants and a registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Guzik & Associates, Los Angeles, California

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the Internet from the SEC's website at http://www.secgov, or at our website at http://www.sulphco.com.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information contained in the registration statement. Some items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

The SEC allows this prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report, on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007;

(2)
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006, as amended by Amendment No. 1 filed with the SEC on June 8, 2006; as amended by Amendment No. 2 filed with the SEC on March 27, 2007.

(3)
Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 14, 2006, as amended by Amendment No. 1 filed with the SEC on August 23, 2006, as amended by Amendment No. 2 filed with the SEC on March 27, 2007.

(4)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on November 14, 2006, as amended by Amendment No. 1 filed with the SEC on March 27, 2007.

(5)
Our Current Reports on Form 8-K filed on January 13, 2006, January 31, 2006, February 9, 2006, April 18, 2006, May 2, 2006, May 11, 2006, May 12, 2006, June 23, 2006, July 11, 2006, July 21, 2006, July 24, 2006, August 4, 2006, August 17, 2006, August 21, 2006, September 8, 2006, September 11, 2006, September 14, 2006, November 20, 2006, November 29, 2006, December 11, 2006, December 18, 2006, December 19, 2006, January 8, 2007, January 22, 2007, January 25, 2007, February 7, 2007, February 9, 2007, February 12, 2007, March 14, 2007 and March 29, 2007;

(6)	The description of our common stock contained in our report on Form 8-A filed on October 3, 2005; and

(7)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2005.

If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to us as follows:

SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431
Attention: Michael Abend,
Interim Chief Financial Officer
Telephone: 775-829-1310

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

Accounting fees and expenses	2,500
Legal fees and expenses	10,000
Printing expenses	500
Registrar and Transfer Agent's fees	500
Miscellaneous fees and expenses	1,000
Total	$14,500

Item 15. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.7502 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933. We currently maintain a policy of insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits:

5.1	Opinion of Guzik & Associates[1]

23.1	Consent of Marc Lumer & Company

23.2	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

(b)	Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER,

(a) that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

1 Previously filed herewith as an exhibit to this registration statement

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on the 6th day of April, 2007.

SULPHCO, INC.

By:	/s/ Larry Ryan

Larry Ryan, Chief Executive Officer

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Ryan and Michael Abend or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Larry Ryan	Chief Executive Officer, Director	April 6, 2007
Larry Ryan	(Principal Executive Officer)

/s/ Michael Abend	Interim Chief Financial Officer, Controller	April 6, 2007
Michael Abend	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Robert H. C. van Maasdijk	Chairman of the Board	April 6, 2007
Robert H. C. van Maasdijk

	Director	April 6, 2007
Hannes Farnleitner

/s/ Michael Heffner	Director	April 6, 2007
Michael Heffner

	Director	April 6, 2007
Richard L. Masica

/s/ Larry Schafran	Director	April 6, 2007
Larry Schafran

/s/ Edward E. Urquhart	Director	April 6, 2007
Edward E. Urquhart

EXHIBIT INDEX

4.1	Securities Purchase Agreement dated as of March 29, 2006, entered into by the Registrant with each of Purchasers party thereto, including the Form of Warrant annexed thereto as Exhibit A (1)

4.2
Amendment No. 1 to Securities Purchase Agreements and Warrants dated as of March 12, 2007, entered into by the Registrant with each of Purchasers party thereto, including the Form of Warrant annexed thereto as Exhibit A (2)

5.1	Opinion of Guzik & Associates (3)

23.1	Consent of Marc Lumer & Company

23.3	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

(1) Incorporated by reference from the registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

(2) Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3) Previously filed herewith as an exhibit to this registration statement.